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                                                                     Exhibit 4.4

                           Form of Lock-Up Agreement

                                                               ________ __, 1999


Kaufman Bros., L.P.
John G. Kinnard & Co.
Security Capital Trading, Inc.
as Representatives of the several underwriters
c/o Kaufman Bros., L.P.
800 Third Avenue
New York, New York 10022

Ladies and Gentlemen:

         This letter is being delivered to you in connection with the proposed Underwriting Agreement (the "Underwriting Agreement"), among CallNOW.com, Inc., a Delaware corporation (the "Company"), the Selling Stockholders named in
Schedule II thereto, and each of you as representatives of a group of Underwriters named therein, relating to an underwritten public offering (the "Offering") of common stock, par value $.001 per share (the "Common Stock"), of the Company as contemplated by a registration statement filed with the Securities and Exchange Commission on Form S-1.

         In order to induce you and the other Underwriters to enter into the Underwriting Agreement, the undersigned will not, directly or indirectly, during a period of 180 days from the date of the final prospectus for the Offering, without the prior written consent of Kaufman Bros., L.P., (i) issue, sell, offer or agree to sell, grant any option for the sale of, pledge, make any short sale, establish an open "put equivalent position" (within the meaning of the Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended), or otherwise dispose of Common Stock (or any securities convertible into, exercisable for or exchangeable for Common Stock) of the Company, including, without limitation, any shares of Common Stock issuable under any outstanding stock options or warrants, or (ii) enter into any swap, derivative transaction or other arrangement that transfers to another, in whole or in part, any economic consequences of ownership of Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. Notwithstanding the foregoing, the undersigned may sell, transfer, pledge or otherwise dispose of shares of Common Stock (a) acquired in the open market following the effectiveness of the Offering, (b) as a gift, provided that the donee agrees in writing to be bound by the terms hereof, or (c) if the undersigned is a corporation, or partnership, to the undersigned's shareholders or partners, provided that each recipient agrees in writing to be bound by the terms hereof.



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         If for any reason the Underwriting Agreement shall be terminated prior to the Closing Date (as defined in the Underwriting Agreement), the agreement set forth above shall likewise be terminated.


                                           Very truly yours,





                                           Name:
                                           Title:
                                           Date: